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                                                                   EXHIBIT 8.1

                                         August 19, 1997

Varlen Corporation
55 Shuman Boulevard
Post Office Box 3089
Naperville, Illinois  60566-7089

Ladies and Gentlemen:

In connection with the call of all of the outstanding 6 1/2% Convertible Subordinated Debentures due 2003 (the "Debentures") of Varlen Corporation, as described in the Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, you have requested our opinion concerning certain United States Federal income tax consequences of the available alternatives to holders of the Debentures ("Holders") as set forth in the Registration Statement. We have examined the Registration Statement and such other documents and such legal authorities as we have deemed relevant for purposes of expressing the opinions contained herein. Any capitalized term not defined herein has the meaning given to it in the Registration Statement.

Our opinion is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures and existing judicial decisions. No tax rulings have been or will be sought from the IRS with respect to any of the matters discussed herein.

Based on the foregoing, and subject to the discussion set forth under the caption "Certain United States Federal Income Tax Considerations" in the Prospectus forming part of the Registration Statement, our opinion as to the material Federal income tax consequences to Holders of the conversion, sale or redemption of the Debentures is as follows:

1. Except to the extent of any cash received in lieu of fractional shares and accrued but unpaid interest not previously included in gross income, no gain or loss will be recognized by a Holder upon the conversion of Debentures into Common Stock where such Debentures were not acquired with market discount and no gain or loss should be recognized by a Holder upon the conversion of Debentures into Common Stock where such Debentures were acquired with market discount.

2. Except for fractional shares of Common Stock for which cash is received and any Common Stock received in respect of accrued but unpaid interest, the Holder's basis in the Common Stock received on conversion of Debentures will be the same as the Holder's basis in the Debentures converted at the time of the conversion, and the holding period for the Common Stock received on conversion will include the holding period of the Debentures converted (assuming such Debentures are held as a capital asset at the time of conversion).

3. A redemption of the Debentures will result in the recognition of gain or loss to the selling Holder in an amount equal to the difference between the cash received in exchange for the Debentures and the Holder's adjusted tax basis in the Debentures (except to the extent such amount is attributable to accrued but unpaid interest or market discount not previously recognized by the Holder, which is taxable as ordinary income). Such gain or loss will be capital gain or loss provided that at the time of the redemption the Debentures were held as a capital asset.

4. A Holder who or that is a nonresident alien individual, foreign corporation, foreign partnership, or nonresident fiduciary of a foreign estate or trust (a "Foreign Holder") generally will not be subject to United States Federal income tax with respect to gain realized on a redemption of the Debentures (except with respect to any amount representing interest or accrued market discount), unless (i) the gain is effectively connected with such Foreign Holder's conduct of a trade or business within the United States, or (ii) in the case of certain Foreign Holders who are nonresident alien individuals and hold such Debentures as a capital asset, the Foreign Holder is present in the United States for 183 or more days in the taxable year of the redemption, or (iii) the Foreign Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.


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5.  The discussion set forth under the caption "Certain United States Federal
    Income Tax Considerations" in the Prospectus forming part of the Registration Statement is based upon reasonable interpretations of existing law.

There can be no assurance that these views will not be successfully challenged by the IRS or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement.


                                           Very truly yours,

                                           /s/ Kirkland & Ellis

                                           Kirkland & Ellis